Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ELLICOTT CITY LAND I, LLC AND
ELLICOTT CITY LAND II, LLC,
AS SELLERS

AND

SNH CHS PROPERTIES TRUST,
AS PURCHASER,

MARCH 1, 2004

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT is made as of March 1, 2004, by and among (i) SNH CHS PROPERTIES TRUST, a Maryland real estate investment trust, as purchaser (the “Purchaser”) and (ii) ELLICOTT CITY LAND I, LLC, a Delaware limited liability company, and ELLICOTT CITY LAND II, LLC, a Delaware limited liability company (each, individually, a “Seller” and, collectively, the “Sellers”).

WITNESSETH:

        WHEREAS, the Sellers are the owners of the Properties (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1); and

        WHEREAS, the Purchaser desires to purchase the Properties as more fully set forth below; and

        WHEREAS, the Sellers are willing to sell the Properties to the Purchaser, subject to and upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Sellers and the Purchaser intending to be legally bound hereby agree as follows:

ARTICLE 1

DEFINITIONS

        Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

        1.1 “Agreement” shall mean this Purchase and Sale Agreement, together with Schedules A-1, A-2 and B attached hereto, as it and they may be amended from time to time as herein provided.

        1.2 “Assets” shall mean, collectively, all of the Real Property, the Improvements, the FF&E and the Intangible Property.

        1.3 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts or the State of Maryland are authorized by law or executive action to close.

        1.4 “Closing” shall have the meaning given such term in Section 2.2.

        1.5 “Closing Date” shall have the meaning given such term in Section 2.2.

        1.6 “Facility” shall mean any assisted living facility currently being operated on the Properties.

        1.7 “FF&E” shall mean all machinery, equipment, furniture, furnishings, or moveable walls or partitions, used in connection with the ownership (as opposed to the operation) of any Property or any Facility located thereon, and located on or in any Property or any Facility, and all modifications, replacements, alterations and additions to such personal property.

        1.8 “FSQ, Inc.” shall mean FSQ, Inc., a Delaware corporation.

        1.9 “Intangible Property” shall mean all transferable or assignable permits, certificates of occupancy, sign permits, development rights and approvals, certificates and licenses to the extent they relate to the ownership (as opposed to the operation) of any Property.

        1.10 “Improvements” shall mean the existing buildings and other improvements located on any of the Real Property.

        1.11 “Lease” shall mean the Amended and Restated Lease Agreement, dated as of the Closing Date, by and among Purchaser and certain affiliates of Senior Housing Properties Trust, as landlord, and Five Star Quality Care Trust, as tenant, as the same may hereafter be, amended, restated, supplemented or otherwise modified from time to time.

        1.12 “Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; and (b) the liens, encumbrances and other matters listed in Schedule B attached hereto.

        1.13 “Property” shall mean, collectively, all of the Assets relating to any Real Property.

        1.14 “Purchase Price” shall have the meaning given such term in Section 2.3.

        1.15 “Purchaser” shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

        1.16 “Real Property” shall mean the real property described in Schedules A-1 and A-2, together with all easements, rights of way, privileges, licenses and appurtenances which the Sellers may own with respect thereto.

        1.17 “Resident Agreements” shall mean all resident agreements and other agreements or arrangements for the use or occupancy of any units, beds or other facilities provided, meals served, goods sold or services provided, in each case, on or at any Property, or any portion thereof, or in connection with the operation of any Facility.

        1.18 “Seller” shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

        1.19 “Title Company” shall mean Lawyers Title Insurance Corporation.

ARTICLE 2

PURCHASE AND SALE; CLOSING

        2.1 Purchase and Sale. In consideration of the payment of the Purchase Price by the Purchaser to the Sellers and for other good and valuable consideration, the Sellers hereby agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, the Properties for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

        Notwithstanding anything to the contrary contained herein, the Purchaser shall have the right, in its sole and absolute discretion, to elect, by notice given to the Sellers on or prior to the Closing Date, to accomplish the purchase and sale of the Properties by acquiring all of the membership interests in the Sellers. In no event shall the foregoing affect, limit or impair the rights, obligations and agreements of the Sellers or the Purchaser contained herein with respect to the Properties; it being understood and agreed that, if the foregoing election is made, then, in addition to the substantive understandings herein that govern the transfer of membership interests in the Sellers, the substantive understandings herein that govern the transfer of the Assets related to the Properties, including, without limitation, those contained in Section 8.1(a), shall be applied to the purchase and sale of the Properties as if no such election had been made.

        2.2 Closing. The purchase and sale of the Properties shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Sellers and the Purchaser may agree, at 10:00 a.m., local time, on March 1, 2004 (the “Closing Date”).

        2.3 Purchase Price.

        (a) The aggregate purchase price to be paid for the Properties (the “Purchase Price”) shall be $24,100,000.00, which amount is equal to the fair market value of the Properties, determined by appraisal performed by Healthtrust LLC.

        (b) The Purchase Price, subject to adjustment as provided in Article 8, shall be paid by the Purchaser to or at the direction of the Sellers at the Closing.

        (c) The Purchase Price shall be payable in immediately available federal funds by wire transfer to an account or accounts to be designated by the Sellers.

ARTICLE 3

CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

        The obligation of the Purchaser to acquire the Properties shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

        3.1 Closing Documents. The Sellers shall have delivered to the Purchaser the following:

        (a) A good and sufficient special warranty deed with covenants against grantor’s acts with respect to each Property, in proper statutory form for recording, duly executed and acknowledged by the Sellers, conveying title to such Property, free from all liens and encumbrances other than the Permitted Exceptions;

        (b) One or more bill(s) of sale and assignment and assumption agreement(s), in form and substance reasonably satisfactory to the Sellers and the Purchaser, duly executed and acknowledged by the applicable Seller, with respect to the FF&E and the Intangible Property and, if the Purchaser elects to purchase the membership interests of the Sellers in accordance with the provisions of Section 2.1, such membership interests;

        (c) To the extent the same are in the Sellers’ possession or control, original, fully executed copies of all material documents and agreements, plans and specifications and contracts, licenses and permits pertaining to the Properties;

        (d) Certified copies of all charter documents, applicable corporate resolutions and certificates of incumbency with respect to the Sellers;

        (e) If the Purchaser elects to acquire the membership interests of the Sellers in accordance with Section 2.1, the books and records of the Sellers;

        (f) If the Purchaser elects to acquire the membership interests of the Sellers in accordance with Section 2.1, evidence of the resignation of the existing managers, officers and directors of the Sellers (if any) effective as of the Closing Date;

        (g) An affidavit from each Seller and also from FSQ, Inc. dated as of the Closing Date, in respect of Section 1445 of the Internal Revenue Code of 1986, as amended, sufficient to provide one exemption under subdivision (b) thereof; and

        (h) A parties in possession and mechanic’s lien affidavit, a gap indemnity and such other conveyance documents, certificates, deeds and other instruments as the Purchaser or the Sellers may reasonably require and as are customary in like transactions in the greater Baltimore, Maryland area.

        3.2 Condition of Properties, Etc.

        (a) The Properties, including all improvements located thereon, shall be in substantially the same physical condition as of the date hereof, ordinary wear and tear excepted;

        (b)  No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any portion of the Properties;

        (c)  All material licenses, permits and other authorizations necessary for the current use, occupancy and ownership of the Properties shall be in full force and effect; and

        (d)  All representations and warranties of the Sellers herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Sellers shall have performed all covenants and obligations required to be performed by the Sellers on or before the Closing Date, including, without limitation, the curing of all title and survey matters which the Sellers shall have undertaken to perform.

        3.3 Title Policy. The Title Company shall be prepared, subject only to payment of the usual and customary premium, to issue a title insurance policy to the Purchaser, insuring title to the Properties is vested in the Purchaser, subject only to the Permitted Exceptions, with such endorsements as shall be reasonably required by the Purchaser.

        3.4 The Lease. The Lease shall be fully executed on the Closing Date by all parties thereto.

        3.5 Representations. All representations and warranties of the Sellers herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Sellers shall have performed all covenants and obligations required to be performed by the Sellers on or before the Closing Date.

ARTICLE 4

CONDITIONS TO SELLERS’ OBLIGATION TO CLOSE

        The obligation of the Sellers to convey the Properties to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

        4.1 Purchase Price. The Purchaser shall deliver to the Sellers the Purchase Price payable hereunder.

        4.2 Closing Documents. The Purchaser shall have delivered to the Sellers duly executed and acknowledged counterparts of the documents described in Section 3.1, where applicable.

        4.3 Representations. All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Purchaser shall have performed all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

        5.1 Sellers’ Representations. To induce the Purchaser to enter into this Agreement, each Seller, jointly and severally, represents and warrants to the Purchaser as follows:

        (a) Status and Authority, Etc.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (b) Action of the Sellers, Etc.  Each Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by such Seller on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

        (c) No Violations of Agreements.   Neither the execution, delivery or performance of this Agreement by either Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Properties pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which such Seller is bound.

        (d) Agreements, Etc.  Other than the Resident Agreements, neither Seller has entered into any contract or agreement with respect to the Properties which will be binding on the Purchaser after the Closing other than contracts and agreements which are terminable upon thirty (30) days notice without payment of premium or penalty.

        (e) Utilities, Etc.  To each Seller’s knowledge, all utilities and services necessary for the use and operation of the Properties (including, without limitation, road access, gas, water, electricity and telephone) are available thereto. To the Sellers’ knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Properties.

        (f) Taxes. To each Seller’s knowledge, other than the amounts disclosed by tax bills, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Properties, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable or, if due and payable, not yet delinquent, and, to the Sellers’ knowledge, no such levies are pending or threatened.

        (g) Not a Foreign Person.  Neither the Sellers, nor FSQ, Inc., is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        (h) Required Consents. No material consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission which has not been heretofore obtained or which will not be obtained prior to the date hereof is required for the due execution, delivery or performance of this Agreement or for the validity or enforceability thereof against the Sellers.

        (i) Disclosure.  To each Seller’s knowledge, there is no fact or condition which materially and adversely affects the business or condition of either of the Properties which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to the Purchaser in connection with the transactions contemplated hereby.

        (j) Membership and Structure of Sellers

(i)	All of the membership and other equity interests of the Sellers are owned, of record and beneficially, by FSQ, Inc., free and clear of all liens, mortgages, pledges, security interests, encumbrances, purchase options, calls or rights or charges of any kind, and are validly issued, fully paid and nonassessable.

(ii)	The Sellers do not have any subsidiaries.

(iii)	The Sellers have kept such books, records and accounts as they are required to keep by law; the minute books of the Sellers contain, or will contain prior to the Closing Date, accurate and complete records in all material respects of all meetings held of, and limited liability company action taken by, the members and the managers thereof; and no meeting of any such members or managers has been held for which minutes have not been prepared and are not contained, or will be contained prior to the Closing Date, in such minute books.

(iv)	The Sellers do not have any employees.

(v)	The Sellers have filed for or, prior to the Closing Date, will cause to be filed with the appropriate taxing authorities, all tax returns that are required by law to be filed by, or with respect to, the Sellers on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Sellers). All such tax returns were (or will be) true, correct and complete, and correctly reflected (or will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Sellers and any other information required to be shown thereon.

(vi)	No federal, state or local audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened with regard to any taxes or tax returns with respect to the Sellers. There is no unresolved dispute or claim concerning a tax liability of the Sellers either claimed or raised by any taxing authority. No claim has been made by a governmental authority in a jurisdiction where the Sellers do not file tax returns that they are or may be subject to taxation by such jurisdiction.

(vii)	Prior to and since the Sellers’ formation (and through the Closing Date) no election under Treasury

Regulation Sections 301.7701-2 or -3 has been (or will be) made on IRS Form 8832 (or similar form) to treat either Seller as an “association” for federal, state or local tax purposes.

        5.2 Survival of Sellers’ Representations. The representations and warranties made in this Agreement by the Sellers shall be continuing and shall be deemed remade by the Sellers as of the Closing Date, with the same force and effect as if made on, and as of, such date, subject to the Sellers’ right to update such representations and warranties by written notice to the Purchaser. All representations and warranties made in this Agreement by the Sellers shall survive the Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        6.1 Representations of Purchaser. To induce the Sellers to enter in this Agreement, the Purchaser represents and warrants to the Sellers as follows:

        (a) Status and Authority of the Purchaser.  The Purchaser is a real estate investment trust duly organized and validly existing under the laws of the State of Maryland, and has all requisite trust power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        (b) Action of the Purchaser. The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

        (c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

        (d) Litigation. No investigation, action or proceeding is pending and, to the Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

        6.2 Survival, Etc. The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by the Purchaser shall survive the Closing.

ARTICLE 7

COVENANTS OF THE SELLERS

        The Sellers hereby covenant with the Purchaser between the date of this Agreement and the Closing Date as follows:

        7.1 Compliance with Laws, Etc. To comply in all material respects with (i) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction of the Properties, or the use or occupancy thereof and (ii) all material terms, covenants and conditions of all agreements affecting the Properties.

        7.2 Approval of Agreements. Not to enter into, modify, amend or terminate any material agreement with respect to the Properties, which would encumber or be binding upon the Properties from and after the Closing Date, without in each instance obtaining the prior written consent of the Purchaser.

        7.3 Compliance with Agreements. To comply with each and every material term, covenant and condition contained in any material document or agreement affecting the Properties and to monitor compliance thereunder consistent with past practices.

        7.4 Notice of Material Changes or Untrue Representations. Upon learning of any material change in any condition with respect to the Properties or of any event or circumstance which makes any representation or warranty of the Sellers to the Purchaser under this Agreement untrue or misleading, promptly to notify the Purchaser thereof.

        7.5 Operation of Properties. To continue to operate the Properties in a good and businesslike fashion consistent with past practices and to maintain the Properties in good working order and condition in a manner consistent with past practice.

ARTICLE 8

APPORTIONMENTS

        8.1 Real Property and Tax Apportionments.

        (a) Real Property Apportionments. Representatives of the Purchaser and the Sellers shall perform any and all of the adjustments and apportionments which are appropriate and usual for a transaction of this nature, it being understood and agreed that the Sellers shall be responsible for all such amounts accruing prior to the Closing Date as owner and on and after the Closing Date as tenant under the Lease. Subsequent final adjustments and payments, if any, shall be made in cash or other immediately available funds as soon as practicable after the Closing Date and in any event within the earlier to occur of ninety (90) days after the Closing Date or the date provided therefor under the Lease.

        (b) AdditionalTaxApportionments. If the Purchaser elects to acquire the membership interests of the Sellers in accordance with Section2.1, the parties agree to the following: (i) FSQ, Inc. shall have sole responsibility, authority and control over the tax returns filed with respect to either Seller for all periods ending on or before the Closing Date and FSQ, Inc. shall be responsible for all taxes (including payment thereof) relating to such tax returns; (ii) the Purchaser agrees to reasonably cooperate in providing any records, information and documents to FSQ, Inc. to enable FSQ, Inc. to file such tax returns; (iii) with respect to tax returns not otherwise addressed in Section 8.1(a) or Section 8.2 hereof (if any) filed for either Seller that include both periods before and after the Closing Date (“Straddle Returns”), the Purchaser shall have sole responsibility to file such Straddle Returns, provided that (x) FSQ, Inc. shall have the right to review and comment on such Straddle Returns prior to their filing, (y) FSQ, Inc. shall be responsible for all taxes (including payment thereof) on such Straddle Returns attributable to the portion of the taxable period prior to and including the Closing Date, and (z) FSQ, Inc. will reasonably cooperate in providing any records, information and documents to the Purchaser to enable the Purchaser to file such Straddle Returns; and (iv) in the event that the Purchaser and FSQ, Inc. fail to resolve any dispute shall be resolved before the last day on which such Straddle Return is due (taking into account any extensions) by a “big four” accounting firm mutually agreed upon by the Purchaser and FSQ, Inc. having no material relationship with either the Purchaser or FSQ, Inc.

        The provisions of this Section 8.1 shall survive the Closing.

        8.2 Closing Costs.

        (a) The Sellers shall pay all costs and expenses associated with the transactions contemplated hereby, including, without limitation, deed and excise stamps, recording costs and title insurance premiums.

        (b) Each party shall pay the fees and expenses of its attorneys and other consultants.

ARTICLE 9

DAMAGE TO OR CONDEMNATION OF PROPERTIES

        9.1 Casualty. If, prior to the Closing, all or any part of any Property is materially destroyed or damaged by fire or other casualty, the Sellers shall promptly notify the Purchaser of such fact. In such event, the Purchaser shall have the right to terminate this Agreement by giving notice to the Sellers not later than ten (10) days after the giving of Sellers’ notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period). If the Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder. If less than a material part of any Property shall be affected or if the Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchaser Price and the Sellers shall assign to the Purchaser at the Closing the rights of the Sellers to the proceeds, if any, under the Sellers’ insurance policies covering such Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any deductible, proceeds previously received by Sellers and any deficiency of proceeds.

        9.2 Condemnation. If, prior to the Closing, all or any material part of any Property including, access or parking thereto, is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Sellers shall notify the Purchaser of such fact promptly after obtaining knowledge thereof and the Purchaser shall have the right to terminate this Agreement by giving notice to the Sellers not later than ten (10) days after the giving of the Sellers’ notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period). If the Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder. If less than a material part of any Property shall be affected or if the Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of such Property shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by the Sellers prior to the Closing) and the Sellers shall assign to the Purchaser at the Closing all of the Sellers’ right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of any Property or portion thereof.

        9.3 Survival. The parties’ obligations, if any, under this Section 9 shall survive the Closing.

ARTICLE 10

DEFAULT

        10.1 Default by the Sellers. If either of the Sellers shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if either of the Sellers shall fail to perform any of the material covenants and agreements contained herein to be performed by it, the Purchaser may, as its sole remedy, either (x) terminate this Agreement or (y) pursue a suit for specific performance.

        10.2 Default by the Purchaser. If the Purchaser shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the covenants and agreements contained herein to be performed by it, the Sellers, as their sole and exclusive remedy, may terminate this Agreement. In the event that the Sellers shall terminate this Agreement as provided in the preceding sentence, the Sellers shall, as their sole and exclusive remedy at law and in equity, retain the amount of $300,000, as liquidated damages and not as a penalty.

ARTICLE 11

MISCELLANEOUS

        11.1 Brokers. Each of the parties hereto represents to the other parties that it has dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby. Each party shall indemnify and hold harmless the other and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.

        11.2 Publicity. The parties agree that no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld. The Sellers shall not trade in the securities of the Purchaser until a public announcement of the transactions contemplated by this Agreement has been made. No party shall record this Agreement or any notice thereof.

        11.3 Notices.

        (a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement may be given by the attorneys of the parties and shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

        (b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

        (c) All such notices shall be addressed,

        if to the Sellers, to:

                c/o FSQ, Inc.
                400 Centre Street
                Newton, Massachusetts 02458
                Attn: Mr. Evrett W. Benton
                Telecopier No. (617) 796-8385

      If to the Purchaser, to:

                c/o Senior Housing Properties Trust
                400 Centre Street
                Newton, Massachusetts 02458
                Attn: Mr. David J. Hegarty
                Telecopier No. (617) 796-8349

        (d) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

        11.4 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

        11.5 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser; provided, however, that, in the event this Agreement shall be assigned to any entity wholly owned, directly or indirectly, by the Purchaser, the Purchaser named herein shall remain liable for the obligations of the “Purchaser” hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

        11.6 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

        11.7 Counterparts, Etc. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

        11.8 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

        11.9 Attorneys’ Fees. Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

        11.10 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        11.11 Time of Essence. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

        11.12 Governing Law. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts between residents of Massachusetts which are to be performed entirely within Massachusetts, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than The Commonwealth of Massachusetts; or (vii) any combination of the foregoing. Notwithstanding the foregoing, the laws of the State of Maryland shall apply to the perfection and priority of liens upon and the disposition of the Properties.

        To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in The Commonwealth of Massachusetts as is provided by law; and the parties consent to the jurisdiction of said court or courts located in The Commonwealth of Massachusetts and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

        11.13 NON-LIABILITY OF TRUSTEES. THE DECLARATION OF TRUST OF THE PURCHASER, A COPY OF WHICH IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “SNH CHS PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER SUCH DECLARATION OF TRUST COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE PURCHASER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE PURCHASER. ALL PERSONS DEALING WITH THE PURCHASER, IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF THE PURCHASER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[SIGNATURES ON FOLLOWING PAGE.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

PURCHASER:

SNH CHS PROPERTIES TRUST

By: /s/ John R. Hoadley
       John R. Hoadley
       Treasurer

SELLERS:

ELLICOTT CITY LAND I, LLC

By: /s/ Bruce J. Mackey Jr.
       Bruce J. Mackey Jr.
       Treasurer and Chief Financial Officer

ELLICOTT CITY LAND II, LLC

By: /s/ Bruce J. Mackey Jr.
       Bruce J. Mackey Jr.
Treasurer and Chief Financial Officer

THE UNDERSIGNED HEREBY JOINS THIS AGREEMENT AND AGREES TO (I) GUARANTEE THE SELLERS’ OBLIGATIONS UNDER THE APPLICABLE PROVISIONS OF THIS AGREEMENT AND (II) PARTICIPATE IN THE SALE OF THE SELLERS’ MEMBERSHIP INTERESTS PURSUANT TO SECTION 2.1, IF NECESSARY.

FSQ, INC., a Delaware corporation

   By: /s/ Bruce J. Mackey Jr.
      Bruce J. Mackey Jr.
      Treasurer and Chief Financial Officer

OMITTED SCHEDULES

SCHEDULE NUMBER Schedule A-1 Schedule A-2 Schedule B	TITLE Legal Description of Ellicott I Parcel Legal Description of Ellicott II Parcel Permitted Exceptions

The Registrant agrees to furnish supplementally a copy of the foregoing omitted schedules to the Securities and Exchange Commission upon request.